Exhibit 99.B(d)(4)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Columbia Management Advisors, LLC

(f/k/a Banc of America Capital Management, LLC)

Dated March 17, 2003, as amended, July 1, 2003

and January 1, 2010

SEI LIQUID ASSET TRUST

Prime Obligation Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Columbia Management Advisors, LLC

(f/k/a Banc of America Capital Management, LLC)

Dated March 17, 2003, as amended, July 1, 2003

and January 1, 2010

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI LIQUID ASSET TRUST

[REDACTED]

Agreed and Accepted:

SEI Investments Management Corporation		Columbia Management Advisors, LLC

By:	/s/ Aaron C. Buser	By:	/s/ Beth Brown

Name: Aaron C. Buser		Name: Beth Brown

Title: Vice President		Title: Managing Director